Exhibit 99.1

ESSEX ANNOUNCES THE PLANNED RETIREMENT OF CRAIG
ZIMMERMAN, CO-CHIEF INVESTMENT OFFICER AND ADAM BERRY AS SUCCESSOR AND NAMES JOHN BURKART AS CHIEF OPERATING OFFICER

San Mateo, California — September 5, 2019 — Essex Property Trust, Inc. (NYSE:ESS) announced today the expected retirement, pursuant to its succession plan, of Craig K. Zimmerman, 68, the Company’s Executive Vice President and Co-Chief Investment Officer effective as of December 31, 2019.  Thereafter, Craig will stay on for one year on a part-time basis in an advisory role.  Craig has led Essex’s acquisitions activities for over 34 years from before our IPO in 1994 at $250 million to over $28 billion today. “Craig has been a significant contributor to the growth of the Company’s portfolio, and also instrumental in the strategic direction of the Company.  He exemplifies its culture of achievement, which includes training and mentoring other focused and capable investment executives,” commented Michael J. Schall, President and CEO. “On behalf of the Board of Directors and the entire Essex team, we thank Craig for his many years of exceptional service.”

As contemplated in the Company’s succession plan, the Board has appointed Adam W. Berry, 45, currently Essex’s Co-Chief Investment Officer, to succeed Craig Zimmerman as Chief Investment Officer. Adam joined Essex in 2003 in its acquisitions department, following his employment as an attorney with Wilson, Sonsini, Goodrich and Rosati. More recently, Mr. Berry has led the Company’s redevelopment, property dispositions and development programs. “Adam has been integral to our Investment team over the past 16 years.  I am confident that Adam has been well prepared for his expanded role and that he will continue to successfully execute our strategy and create long term value for our shareholders,” commented Mr. Schall.

The Company is also pleased to announce that its Board has named John Burkart, 55, to Chief Operating Officer (“COO”).  Since May 2015, Mr. Burkart has served as Senior Executive Vice President, overseeing multiple divisions including Operations, Asset & Portfolio Management, Redevelopment & Capital Maintenance, Research and Information Technology.  From 2011 to 2015, Mr. Burkart served as Executive Vice President of Asset Management.  Prior to that he held various executive roles in the Company’s Operations, Asset Management and Private Equity groups since 1996.

“Throughout his tenure, John has demonstrated strong leadership skills that have been instrumental in driving the Company’s growth and success.  He has created a strong operating and asset management platform and guided the Company through many key milestones over his 23 years of service.  I am grateful for his contributions and look forward to continuing to work with him as we seek to continue our strong track record of success,” commented Michael Schall, President and Chief Executive Officer of the Company.

About Essex Property Trust, Inc.
Essex Property Trust, Inc. (“Essex”), an S&P 500 company, is a fully integrated real estate investment trust (“REIT”) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 246 apartment communities comprising approximately 60,000 apartment homes with an additional 6 properties in various stages of active development.  Additional information about the Company can be found on the Company’s website at www.essex.com.

Contact Information
Rylan Burns
Director of Investor Relations
(650) 655-7800
rburns@essex.com

1100 Park Place Suite 200 San Mateo California 94403 telephone 650 655 7800 facsimile 650 655 7810
www.essex.com